January 20, 2016	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.82 and $3.28 Per Diluted Common Share

Preliminary Financial Results for the Quarter and Year Ended December 31, 2015:

•	Total Loans: Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $397.3 million, or 15.2%, from December 31, 2014, to December 31, 2015, primarily in the areas of commercial real estate loans, consumer loans, construction loans and other residential loans. Net decreases in the acquired loan portfolios totaled $95.7 million in the year ended December 31, 2015.
•	Net Interest Income: Net interest income for the fourth quarter of 2015 decreased $4.8 million to $40.7 million compared to $45.5 million for the fourth quarter of 2014. Net interest margin was 4.34% for the quarter ended December 31, 2015, compared to 5.08% for the fourth quarter of 2014 and 4.43% for the quarter ended September 30, 2015. The decrease in the margin from the prior year fourth quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 60, 102 and 71 basis points for the quarters ended December 31, 2015, December 31, 2014 and September 30, 2015, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."
•	Asset Quality: Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $56.8 million at December 31, 2015, a decrease of $11.9 million from $68.7 million at December 31, 2014 and a decrease of $5.8 million from $62.6 million at September 30, 2015. Non-performing assets were $44.0 million, or 1.07% of total assets, at December 31, 2015, compared to $43.7 million, or 1.11% of total assets, at December 31, 2014 and $36.5 million, or 0.90% of total assets, at September 30, 2015.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2015, the Company's Tier 1 Leverage Ratio was 10.2%, Common Equity Tier 1 Capital Ratio was 10.8%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 12.6%.
•	Significant Unusual Income or Expense Items: During the three months ended December 31, 2015, the Company recorded the following unusual items: the Company sold a non-marketable security at a gain of $300,000, which is included in the Consolidated Statements of Income under "Noninterest Income – Other income;" the Company made valuation write-downs on foreclosed assets of $350,000, which is included in the Consolidated Statements of Income under "Noninterest Expense – Expense on foreclosed assets;" the Company incurred additional compensation, legal and other expenses totaling $480,000 related to the previously announced acquisition of certain branches of Fifth Third Bank (see "Business Initiatives" below for further discussion). The Company made a charitable contribution totaling $200,000 during the quarter that is included in the Consolidated Statements of Income under "Noninterest Expense – Other operating expenses." This charitable contribution will also create an associated state tax credit for the Company.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2015, were $0.82 per diluted common share ($11.5 million available to common shareholders) compared to $0.86 per diluted common share ($11.9 million available to common shareholders) for the three months ended December 31, 2014.

Preliminary earnings for the year ended December 31, 2015, were $3.28 per diluted common share ($45.9 million available to common shareholders) compared to $3.10 per diluted common share ($43.0 million available to common shareholders) for the year ended December 31, 2014.

For the quarter ended December 31, 2015, annualized return on average common equity was 11.74%, annualized return on average assets was 1.15%, and net interest margin was 4.34%, compared to 13.43%, 1.23% and 5.08%, respectively, for the quarter ended December 31, 2014.  For the year ended December 31, 2015, return on average common equity was 12.13%; return on average assets was 1.14%; and net interest margin was 4.53% compared to 12.63%, 1.14% and 4.84%, respectively, for the year ended December 31, 2014.

President and CEO Joseph W. Turner commented, "We were pleased with the Company's performance in the fourth quarter.  Earnings were primarily driven by continued loan growth throughout the Company's market areas and in most loan types.  Total loans, excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $93 million from the end of the third quarter of 2015, and increased $397 million in 2015 (15%).  A large portion of this quarter's loan growth occurred in December, so we did not get the full benefit of this growth for the entire quarter.  The reported net interest margin was 4.34% for the quarter ended December 31, 2015.  The net interest margin, excluding the effects of yield accretion on acquired loans, remained stable at 3.74% for the fourth quarter as compared to the third quarter.  With the increase in the Federal Funds rate in December, a portion of our loan portfolio experienced a rate increase which helped relieve some pressure on average loan yields.  Deposit costs have trended slightly higher because of increased competition and the impact of the Federal Funds rate increase on non-core funds.  Non-performing loans increased significantly in the fourth quarter primarily because of two unrelated relationships which totaled $10.2 million. These two relationships have each been with the Bank for over 15 years and were previously included in classified assets as potential problem loans.  Total classified assets were down nearly $6 million from September 30, 2015, and down nearly $12 million from the end of 2014.  We remain focused on credit quality and are pleased that our level of classified assets decreased in 2015.  Also of note in the fourth quarter, the Company exited the U.S. Treasury's Small Business Lending Fund by redeeming all $57.9 million of associated preferred stock. The Company used internally-generated funds to complete this redemption."

Turner continued, "We are preparing to finalize the purchase of 12 branches and related deposits and certain loans from Fifth Third Bank in the St. Louis-area market.  The completion of the transaction and systems conversions to transfer related acquired accounts to Great Southern is anticipated to occur after close of business on January 29, 2016.  This transaction will more than double our banking center network and double our customer deposit base in the St. Louis area.  As previously announced, we consolidated operations of 14 banking centers on January 8, 2016, as part of our ongoing performance analysis of the entire banking center network.  In addition, agreements to sell two banking centers and related deposits to separate bank purchasers have been signed and these transactions should be completed in the first quarter of 2016."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net interest income	$40,695	$45,519	$168,354	$167,561
Provision for loan losses	1,216	52	5,519	4,151
Non-interest income	5,059	1,397	13,581	14,731
Non-interest expense	29,144	31,169	114,350	120,859
Provision for income taxes	3,744	3,628	15,564	13,753
Net income	$11,650	$12,067	$46,502	$43,529

Net income available to common shareholders	$11,531	$11,922	$45,948	$42,950
Earnings per diluted common share	$0.82	$0.86	$3.28	$3.10

NET INTEREST INCOME

Net interest income for the fourth quarter of 2015 decreased $4.8 million to $40.7 million compared to $45.5 million for the fourth quarter of 2014.  Net interest margin was 4.34% in the fourth quarter of 2015, compared to 5.08% in the same period of 2014, a decrease of 74 basis points.  Net interest income for the year ended December 31, 2015 increased $0.8 million to $168.4 million compared to $167.6 million for the year ended December 31, 2014.  Net interest margin was 4.53% in the year ended December 31, 2015, compared to 4.84% in the year ended December 31, 2014, a decrease of 31 basis points.  For the three months ended December 31, 2015, the net interest margin decreased nine basis points compared to the net interest margin of 4.43% in the three months ended September 30, 2015.  The average interest rate spread was 4.24% and 4.44% for the three months and year ended December 31, 2015, compared to 4.99% and 4.74% for the three months and year ended December 31, 2014.  For the three months ended December 31, 2015, the average interest rate spread decreased nine basis points compared to the average interest rate spread of 4.33% in the three months ended September 30, 2015.

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Additional estimated cash flows totaling approximately $875,000 were recorded in the quarter ended December 31, 2015, related to these loan pools.

In addition, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools primarily based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction did not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment will be accreted to interest income over time with no offsetting impact to non-interest income.  The amount of the Valley Bank discount adjustment accreted to interest income for the three months and year ended December 31, 2015 was $1.8 million and $5.7 million, respectively, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $3.0 million during 2016 related to these Valley Bank loan pools.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2015		December 31, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$5,649	60 bps	$9,137	102 bps
Non-interest income	(3,343)		(6,825)
Net impact to pre-tax income	$2,306		$2,312

	Year Ended
	December 31, 2015		December 31, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$28,531	77 bps	$34,974	101 bps
Non-interest income	(19,534)		(28,740)
Net impact to pre-tax income	$8,997		$6,234

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $12.0 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(8.6) million. Of the remaining adjustments, we expect to recognize $9.1 million of interest income and $(6.0) million of non-interest income (expense) during 2016.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended December 31, 2015 decreased 32 basis points when compared to the year-ago quarter.  Excluding the impact of the additional yield accretion, net interest margin for the year ended December 31, 2015 decreased 7 basis points when compared to the year ended December 31, 2014.  The decrease in net interest margin is primarily due to a decrease in the average interest rate on loans and an increase in the average interest rate on deposits.  In addition, during the three months ended December 31, 2014, the Company collected $1.9 million from customers with loans which had previously not been expected to be collectible.  In accordance with the Company's accounting methodology, these collections were accounted for as increases in estimated cash flows and were recorded as interest income, thereby increasing net interest income and net interest margin.  The positive impact on net interest margin in the three months ended December 31, 2014 (annualized), was approximately 20 basis points.  These collections related to acquired loans which were subject to loss sharing agreements with the FDIC; therefore, 80% of the amounts collected, or $1.5 million, was owed to the FDIC.  This $1.5 million of expense was included in non-interest income under "accretion (amortization) of income related to business acquisitions" in the 2014 period.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2015, non-interest income increased $3.7 million to $5.1 million when compared to the quarter ended December 31, 2014, primarily as a result of the following increases and decreases:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $3.0 million for the quarter ended December 31, 2015, compared to $7.8 million for the quarter ended December 31, 2014. The amortization expense for the quarter ended December 31, 2015, consisted of the following items: $3.0 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $358,000 of amortization of the clawback liability. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $235,000.
•	Other income: Other income increased $455,000 compared to the prior year quarter. The increase was primarily due to a $300,000 gain recognized on the sale of a non-marketable investment, as discussed above.
•	Gains on sales of single-family loans: Gains on sales of single-family loans decreased $623,000 compared to the prior year quarter. This decrease was due to a decrease in originations of fixed-rate loans in the 2015 period compared to the 2014 period. In addition, approximately $300,000 of gain on loan sales recognized during the fourth quarter of 2014 was related to the Valley Bank acquisition and was not expected to recur. Fixed rate single-family loans originated are generally subsequently sold in the secondary market.
•	Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities decreased $1.2 million compared to the prior year quarter. In the 2014 quarter, the taxable municipal securities originally acquired in the Sun Security Bank acquisition were sold, resulting in a gain of $1.2 million. There were no sales of securities during the 2015 quarter.
•	Change in interest rate swap fair value: The Company recorded income of $69,000 during the quarter ended December 31, 2015 due to the increase in the interest rate swap fair value related to its matched book interest rate derivatives program. This compares to expense of $(122,000) recorded during the 2014 quarter.

For the year ended December 31, 2015, non-interest income decreased $1.1 million to $13.6 million when compared to the year ended December 31, 2014, primarily as a result of the following:

•	Initial gain recognized on business acquisition: In the 2014 period, the Company recognized a one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

Excluding the gain referenced above, non-interest income increased $9.7 million when compared to the year ended December 31, 2014, primarily as a result of the following items:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $18.3 million for the year ended December 31, 2015, compared to $27.9 million for the year ended December 31, 2014. The amortization expense for the year ended December 31, 2015, consisted of the following items: $17.9 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $1.6 million of amortization of the clawback liability. In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $891,000. Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $713,000. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $1.4 million. In addition, a charge-off on a loan pool which exceeded the remaining discount on the pool by $803,000 was recognized as a reduction to allowance for loan losses during the third quarter. The Bank expects to collect 80% of this amount as reimbursement from the FDIC, so income of $643,000 was recorded in non-interest income.
•	Service charges and ATM fees: Service charges and ATM fees increased $766,000 compared to the prior year, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.
•	Other income: Other income increased $744,000 compared to the prior year. The increase was primarily due to a $1.1 million gain recognized when the Company redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount, as discussed in previous filings. This increase was offset by non-recurring debit card-related income of $1.0 million recognized during the 2014 period which was not repeated in the 2015 period. Other income increased $300,000 compared to the prior year due to a $300,000 gain recognized on the sale of a non-marketable investment, as discussed above.

•	Late charges and fees on loans: Late charges and fees on loans increased $729,000 compared to the prior year period. The increase was primarily due to yield maintenance penalty payments received on 12 commercial loan prepayments, totaling $547,000 in the 2015 period.
•	Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities decreased $2.1 million compared to the prior year. This was primarily due to the sale of securities in the prior year, which was not repeated in 2015. During 2014, the taxable municipal securities originally acquired in the Sun Security Bank acquisition were sold resulting in a gain of $1.2 million. All of the Company's Small Business Administration securities were sold in June 2014, which produced a gain of $569,000. In addition, all of the mortgage-backed securities and collateralized mortgage obligations acquired in the Valley Bank acquisition were sold in July 2014, and several additional securities were sold in August 2014, producing a gain of $227,000, and one municipal bond was sold at a gain of $95,000.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2015, non-interest expense decreased $2.1 million to $29.1 million when compared to the quarter ended December 31, 2014, primarily as a result of the following items:

•	Expense on foreclosed assets: Expense on foreclosed assets decreased $1.2 million compared to the prior year quarter primarily due to valuation write-downs of foreclosed assets during the 2014 period totaling $2.0 million. Partially offsetting that decrease, during the current year period, approximately $350,000 of valuation write-downs were made, as well as other expenses.
•	Net occupancy expense: Net occupancy expense decreased $485,000 in the quarter ended December 31, 2015 compared to the same period in 2014. In the prior year quarter, non-recurring expenses of approximately $405,000 were incurred related to the Valley Bank acquisition.
•	Salaries and employee benefits: Salaries and employee benefits decreased $240,000 over the prior year quarter. In the prior year quarter, approximately $420,000 of acquisition-related salaries and benefits related to Valley Bank employees were paid that were not incurred in the current year period, and additional other non-recurring expenses were incurred. Partially offsetting that decrease was an increase in salaries and employee benefits in the current quarter of approximately $330,000 resulting from retention benefits related to the Fifth Third Bank branch acquisition.

For the year ended December 31, 2015, non-interest expense decreased $6.5 million to $114.4 million when compared to the year ended December 31, 2014, primarily as a result of the following items:

•	Other Operating Expenses: Other operating expenses decreased $7.3 million, to $8.5 million, in the year ended December 31, 2015 compared to the prior year primarily due to $7.4 million in prepayment penalties paid in June 2014 as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity, which was not repeated in 2015.
•	Expense on foreclosed assets: Expense on foreclosed assets decreased $3.1 million compared to the prior year primarily due to valuation write-downs of foreclosed assets during 2014 totaling $2.0 million. In addition, total foreclosed assets decreased from the prior year, further reducing the expenses.
•	Legal, audit and other professional fees: Legal, audit and other professional fees decreased $1.2 million when compared to the prior year, primarily due to additional expenses in the prior year related to the Valley Bank acquisition, significant collection costs of a few large loans and foreclosed assets, as well as the reduction of the total amount of foreclosed assets in the current year compared to the prior year.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•	Expenses related to operations of new banking centers in 2015: The Company incurred approximately $245,000 and $144,000 of additional non-interest expenses during the year ended December 31, 2015, in connection with the operations of new banking centers in Overland Park, Kansas and Columbia, Missouri, respectively. The majority of these expenses related to salary and benefits and occupancy expenses.

•	Salaries and employee benefits: Salaries and employee benefits increased $2.7 million over the prior year, primarily due to increased staffing due to growth in lending and other operational areas, as well as approximately $330,000 in retention payments and other acquisition-related salaries and benefits related to the Fifth Third Bank branch acquisition. In addition, the Company opened banking centers in 2015 in Overland Park, Kansas and Columbia, Missouri, and operated the acquired Valley Bank for a full year in 2015 versus one-half year of operations in 2014.
•	Net occupancy expense: Net occupancy expense increased $2.4 million in the year ended December 31, 2015 compared to 2014. In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations. The Company evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises is warranted and has recorded a valuation allowance of $1.2 million related to certain affected premises, furniture, fixtures and equipment and leases at December 31, 2015. Occupancy expense also increased in 2015 as a result of the Valley Bank acquisition which occurred in June 2014, and due to the opening of the two branches in Overland Park and Columbia noted above. For additional information on branch consolidations, see "Business Initiatives" in this release.

The Company's efficiency ratio for the quarter ended December 31, 2015, was 63.70% compared to 66.44% for the same quarter in 2014.  The efficiency ratio for the year ended December 31, 2015, was 62.85% compared to 66.30% for 2014.  The decrease in the ratio in the 2015 three month period was primarily due to the decrease in non-interest expense and the increase in non-interest income, partially offset by decreases in net interest income.  The improvement in the ratio in the 2015 year was primarily due to the decrease in non-interest expense and the increase in net interest income, partially offset by decreases in non-interest income.   The Company's ratio of non-interest expense to average assets decreased from 3.18% and 3.16% for the three months and year ended December 31, 2014, respectively, to 2.87% and 2.81% for the three months and year ended December 31, 2015, respectively.  The decrease in the current three and twelve month period ratios was due to both the increase in average assets and the decrease in non-interest expense in the 2015 period compared to the 2014 period.  Average assets for the quarter ended December 31, 2015, increased $139.1 million, or 3.6%, from the quarter ended December 31, 2014, primarily due to organic loan growth, partially offset by decreases in investment securities and FDIC indemnification assets.  Average assets for the year ended December 31, 2015, increased $242.9 million, or 6.4%, from the year ended December 31, 2014, due to the Valley Bank acquisition, which occurred in June 2014 and the other reasons noted for the three month period.

INCOME TAXES

For the three months ended December 31, 2015 and 2014, the Company's effective tax rate was 24.3% and 23.1%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  For the year ended December 31, 2015 and 2014, the Company's effective tax rate was 25.1% and 24.0%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 24-26% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of December 31, 2015, total stockholders' equity and common stockholders' equity were $398.2 million (9.7% of total assets), equivalent to a book value of $28.67 per common share.  Total stockholders' equity at December 31, 2014, was $419.7 million (10.6% of total assets). As of December 31, 2014, common stockholders' equity was $361.8 million (9.2% of total assets), equivalent to a book value of $26.30 per common share.  At December 31, 2015, the Company's tangible common equity to total assets ratio was 9.6%, compared to 9.0% at December 31, 2014.  The tangible common equity to total risk-weighted assets ratio was 10.9% and 10.9% at December 31, 2015, and December 31, 2014, respectively.

On a preliminary basis, as of December 31, 2015, the Company's Tier 1 Leverage Ratio was 10.2%, Common Equity Tier 1 Capital Ratio was 10.8%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 12.6%.  On December 31, 2015, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 9.8%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 11.0%, and Total Capital Ratio was 12.1%.

Great Southern Bancorp, Inc. was a participant in the U.S. Treasury's Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock with an aggregate liquidation amount totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the fourth quarter of 2015 was 1.0%.  On December 15, 2015, the Company redeemed all 57,943 shares of this preferred stock.  These shares were redeemed at their liquidation amount of $1,000 per share plus accrued but unpaid dividends to the redemption date.  The redemption was completed using internally available funds and the Registrant continues to have capital in excess of the levels necessary to be deemed well-capitalized under applicable regulatory standards.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2015, increased $1.1 million to $1.2 million when compared with the quarter ended December 31, 2014.  The provision for loan losses for the year ended December 31, 2015, increased $1.4 million to $5.5 million when compared with the year ended December 31, 2014.  At December 31, 2015, the allowance for loan losses was $38.1 million, a decrease of $286,000 from December 31, 2014.  Total net charge-offs (recoveries) were $2.9 million and $(302,000) for the quarters ended December 31, 2015, and 2014, respectively.  Two relationships (discussed under "Asset Quality") make up $1.4 million of the net charge-off total for the quarter ended December 31, 2015.  Total net charge-offs were $5.8 million and $5.8 million for the years ended December 31, 2015 and 2014, respectively.  Excluding those related to loans covered by loss sharing agreements, for the year ended December 31, 2015, five relationships made up $2.6 million of the total $5.8 million in net charge-offs.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.20%, 1.34% and 1.29% at December 31, 2015, December 31, 2014 and September 30, 2015, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at December 31, 2015, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, and potential problem loans are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At December 31, 2015, there were no material non-performing assets or potential problem loans that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $16.2 million, net of discounts, at December 31, 2015.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $17.1 million, net of discounts, at December 31, 2015.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at December 31, 2015, were $44.0 million, an increase of $272,000 from $43.7 million at December 31, 2014, and an increase of $7.5 million from $36.5 million at September 30, 2015.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.07% at December 31, 2015, compared to 1.11% at December 31, 2014 and 0.90% at September 30, 2015.

Compared to December 31, 2014, non-performing loans increased $8.5 million to $16.6 million at December 31, 2015, and foreclosed assets decreased $8.1 million to $27.4 million at December 31, 2015.  Compared to September 30, 2015, non-performing loans increased $9.5 million to $16.6 million at December 31, 2015, and foreclosed assets decreased $2.0 million to $27.4 million at December 31, 2015. Non-performing commercial real estate loans comprised $13.5 million, or 81.4%, of the total of $16.6 million of non-performing loans at December 31, 2015, an increase of $9.5 million from September 30, 2015.  The majority of the increase was due to the addition of two relationships which were transferred from potential problem loans.  These relationships are discussed below.  Non-performing one-to four-family residential loans comprised $1.4 million, or 8.2%, of the total non-performing loans at December 31, 2015, a decrease of $232,000 from September 30, 2015.  Non-performing consumer loans increased $137,000 in the three months ended December 31, 2015, and were $1.3 million, or 7.8%, of total non-performing loans at December 31, 2015.

Compared to December 31, 2014, potential problem loans decreased $12.2 million to $12.8 million at December 31, 2015.  Compared to September 30, 2015, potential problem loans decreased $13.2 million.  This decrease was due to $10.4 million in loans transferred to non-performing loans, $5.2 million in loans removed from potential problem loans, $1.4 million in charge-offs and $454,000 in payments, partially offset by the addition of $4.2 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended December 31, 2015, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	30	—	—	—	—	—	30
Land development	113	—	—	—	—	—	(4)	109
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,589	244	(119)	(251)	—	(20)	(86)	1,357
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,955	11,400	(1,281)	—	(395)	(20)	(171)	13,488
Commercial business	287	128	—	—	—	(85)	(42)	288
Consumer	1,160	825	(11)	—	(77)	(267)	(333)	1,297

Total	$7,104	$12,627	$(1,411)	$(251)	$(472)	$(392)	$(636)	$16,569

At December 31, 2015, the non-performing commercial real estate category included nine loans, six of which were added during the current period.  The largest relationship in this category, which was transferred from potential problem loans to non-performing loans during the quarter, totaled $6.5 million, or 48.1% of the total category, and is collateralized by three operating long-term health care facilities in Missouri.  This relationship with the Bank began in 2000 and has performed adequately until recently.  A receiver was recently appointed to manage and stabilize the facilities.  The second largest relationship in this category, which was also transferred from potential problem loans during the quarter, totaled $3.7 million, or 27.6%, of the total category, and is collateralized by property in the Branson, Mo., area, including a lakefront resort, marina and related amenities, condominiums and lots.  This borrower has been in business for over 30 years and a bank customer since 1992.  The $1.3 million removed from non-performing commercial real estate loans during the quarter was related to one loan, and was removed due to improvement in the credit and payment performance.  The non-performing one- to four-family residential category included 27 loans, seven of which were added during the current quarter.  The non-performing consumer category included 101 loans, 56 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended December 31, 2015, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$712	$54	$(683)	$—	$—	$—	$(83)	$—
Subdivision construction	1,891	429	(1,642)	(30)	—	—	(72)	576
Land development	5,524	—	(1,682)	—	—	—	—	3,842
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,495	311	(679)	(95)	—	—	(188)	844
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	13,624	3,398	—	(10,215)	—	(1,433)	(88)	5,286
Commercial business	471	—	(285)	—	—	—	(5)	181
Consumer	369	—	(199)	(17)	—	(1)	(18)	134

Total	$26,042	$4,192	$(5,170)	$(10,357)	$—	$(1,434)	$(454)	$12,819

At December 31, 2015, the commercial real estate category of potential problem loans included 10 loans, five of which were added during the current quarter.  The largest relationship in this category, which was made up of the five new loans added during the quarter, had a balance of $2.9 million, or 55.7% of the total category, and is collateralized by various properties in the Branson Mo., area, including commercial buildings, commercial land, residential lots and undeveloped land with clubhouse and amenities and entertainment attractions.  This relationship has been with the Bank for over 30 years.  The charge-offs and the transfers to non-performing in the commercial real estate category were related to two relationships, which were discussed above in the non-performing loans section.  The land development category of potential problem loans included one loan, which was added during a previous period and is collateralized by property in the Branson, Mo., area.  The other residential category of potential problem loans included one loan which was added in a previous period, and is collateralized by properties located in the Branson, Mo., area.  This loan was also to the same borrower that was referenced above in the land development category.  The one- to four-family residential category of potential problem loans included 12 loans, two of which were added during the current quarter.  The subdivision construction category of potential problem loans included three loans, two of which were added during the current quarter.  Four loans in this category, all of which were to the same borrower, were removed from potential problem loans during the quarter due to improvement in financial performance.  The one-to four-family construction category of potential problem loans is zero at December 31, 2015, and three loans in this category, all of which were to the same borrower, were removed from potential problem loans during the quarter due to improvement in the borrower's financial performance.  These loans were also to the same borrower that was referenced above in the loans which were removed from potential problem loans in the subdivision construction category.

Activity in foreclosed assets, excluding $1.8 million in foreclosed assets covered by FDIC loss sharing agreements, $460,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $995,000 in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, $25,000 of other assets related to acquired loans and $1.2 million in properties which were not acquired through foreclosure, during the quarter ended December 31, 2015, was as follows:

	Beginning Balance, October 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	7,514	—	(198)	—	(300)	7,016
Land development	13,411	—	(1,250)	—	(28)	12,133
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,863	—	(488)	—	—	1,375
Other residential	2,150	—	—	—	—	2,150
Commercial real estate	3,551	395	(308)	—	(30)	3,608
Commercial business	48	—	(48)	—	—	—
Consumer	905	1,505	(1,301)	—	—	1,109

Total	$29,442	$1,900	$(3,593)	$—	$(358)	$27,391

At December 31, 2015, the land development category of foreclosed assets included 26 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 11.3% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 35.4% and 36.2% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The $1.3 million in sales in this category was almost entirely related to sales from a property located in northwest Arkansas, which had a balance of $2.3 million at the beginning of the quarter before a portion of the property was sold.  The subdivision construction category of foreclosed assets included 25 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 17.6% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 32.2% and 16.4% is located in Branson, Mo. and Springfield, Mo., respectively.  The commercial real estate category of foreclosed assets included eight properties, three of which were added during the quarter and related to the same borrower.  The largest property in the commercial real estate category of foreclosed assets, which was located in southeast Missouri and was added during the quarter ended March 31, 2015, totaled $2.0 million, or 56.0% of the total category.  The other residential category of foreclosed assets included 11 properties, 10 of which were part of the same condominium community, located in Branson, Mo. and had a balance of $1.8 million, or 83.7% of the total category.  The one-to four-family residential category of foreclosed assets included seven properties, of which the largest relationship, with two properties in the Southwest Missouri area, had a balance of $554,000, or 40.3% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 38.2% is located in Branson, Mo.

BUSINESS INITIATIVES

Great Southern announced on September 30, 2015, that it entered into a purchase and assumption agreement to acquire 12 branches and related deposits and loans from Cincinnati-based Fifth Third Bank. The acquisition, at that time representing approximately $261 million in deposits and $155 million in loans, is expected to be completed at the close of business on January 29, 2016. This acquisition increases Great Southern's St. Louis-area banking center total from eight to 20 offices. Based on the expected amount of loans to be acquired and deposits assumed, it is anticipated that beginning in 2016 this transaction will be accretive to earnings in the range of $0.07 to $0.09 per common share annually.

In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations. As part of an ongoing performance review of its entire banking center network, Great Southern evaluated each location for a number of criteria, including access and availability of services to affected customers, the proximity of other Great Southern banking centers, profitability and transaction volumes, and market dynamics. Subsequent to this September 2015 announcement, the Bank entered into separate definitive agreements to sell two of the 16 banking centers, including all of the associated deposits. The offices (including deposits) in Thayer, Mo., and Buffalo, Mo., are expected to be sold to separate bank purchasers on or around February 19, 2016, and March 18, 2016, respectively. The closing of the remaining 14 facilities, which resulted in the transfer of approximately $127 million in deposits and banking center operations to other Great Southern locations, occurred at the close of business on January 8, 2016. Great Southern ATMs remain operational indefinitely at each of the 14 affected banking center sites.

In October 2015, customers began using a new electronic service called Debit On/Off. Available in the Mobile Banking app for smartphones, this service enables customers to remotely activate and deactivate their debit cards. This functionality allows customers to respond quickly to a potentially lost or stolen card, significantly reducing the possibility of fraudulent transactions and other inconveniences.

On December 15, 2015, the Company exited the U.S. Treasury's Small Business Lending Fund (SBLF) program. The Company began participation in the SBLF in August 2011 when it issued a new series of preferred stock with an aggregate liquidation amount totaling $57.9 million to the Treasury.  The Company redeemed all 57,943 shares of this preferred stock at their liquidation amount plus accrued but unpaid dividends. The redemption was completed using internally available funds and the Company continues to have capital in excess of the levels necessary to be deemed well-capitalized under applicable regulatory standards.

Great Southern Bancorp, Inc. will hold its 27th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 4, 2016, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 26, 2016, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 96 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and loan offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months and years ended December 31, 2015, and 2014, and the three months ended September 30, 2015, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2015	2014
Selected Financial Condition Data:	(In thousands)

Total assets	$4,104,189	$3,951,334
Loans receivable, gross	3,382,213	3,080,559
Allowance for loan losses	38,149	38,435
Other real estate owned, net	31,893	45,838
Available-for-sale securities, at fair value	262,856	365,506
Deposits	3,268,626	2,990,840
Total borrowings	406,797	514,014
Total stockholders' equity	398,227	419,745
Common stockholders' equity	398,227	361,802
Non-performing assets (excluding FDIC-assisted transaction assets)	43,960	43,688

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$44,956	$49,077	$184,351	$183,362	$45,755
Interest expense	4,261	3,558	15,997	15,801	4,230
Net interest income	40,695	45,519	168,354	167,561	41,525
Provision for loan losses	1,216	52	5,519	4,151	1,703
Non-interest income	5,059	1,397	13,581	14,731	5,120
Non-interest expense	29,144	31,169	114,350	120,859	30,014
Provision for income taxes	3,744	3,628	15,564	13,753	3,732
Net income	$11,650	$12,067	$46,502	$43,529	$11,196
Net income available to common shareholders	$11,531	$11,922	$45,948	$42,950	$11,051

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.82	$0.86	$3.28	$3.10	$0.79
Book value	$28.67	$26.30	$28.67	$26.30	$28.11

Earnings Performance Ratios:
Annualized return on average assets	1.15%	1.23%	1.14%	1.14%	1.10%
Annualized return on average common stockholders' equity	11.74%	13.43%	12.13%	12.63%	11.53%
Net interest margin	4.34%	5.08%	4.53%	4.84%	4.43%
Average interest rate spread	4.24%	4.99%	4.44%	4.74%	4.33%
Efficiency ratio	63.70%	66.44%	62.85%	66.30%	64.35%
Non-interest expense to average total assets	2.87%	3.18%	2.81%	3.16%	2.95%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.20%	1.34%	1.20%	1.34%	1.29%
Non-performing assets to period-end assets	1.07%	1.11%	1.07%	1.11%	0.90%
Non-performing loans to period-end loans	0.49%	0.26%	0.49%	0.26%	0.21%
Annualized net charge-offs to average loans	0.38%	(0.04)%	0.20%	0.24%	0.20%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2015	December 31, 2014	September 30, 2015
Assets
Cash	$115,198	$109,052	$107,194
Interest-bearing deposits in other financial institutions	83,985	109,595	125,450
Cash and cash equivalents	199,183	218,647	232,644

Available-for-sale securities	262,856	365,506	273,245
Held-to-maturity securities	353	450	353
Mortgage loans held for sale	12,261	14,579	9,806
Loans receivable (1), net of allowance for loan losses of $38,149 – December 2015; $38,435 - December 2014; $39,878 – September 2015	3,340,536	3,038,848	3,269,963
FDIC indemnification asset	24,082	44,334	27,572
Interest receivable	10,930	11,219	11,041
Prepaid expenses and other assets	59,322	60,452	56,151
Other real estate owned (2), net	31,893	45,838	35,125
Premises and equipment, net	129,655	124,841	127,948
Goodwill and other intangible assets	5,758	7,508	6,196
Federal Home Loan Bank stock	15,303	16,893	11,444
Current and deferred income taxes	12,057	2,219	9,150

Total Assets	$4,104,189	$3,951,334	$4,070,638

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,268,626	$2,990,840	$3,246,740
Federal Home Loan Bank advances	263,546	271,641	164,569
Securities sold under reverse repurchase agreements with customers	116,182	168,993	148,117
Short-term borrowings	1,295	42,451	1,307
Subordinated debentures issued to capital trust	25,774	30,929	25,774
Accrued interest payable	1,080	1,067	961
Advances from borrowers for taxes and insurance	4,681	4,929	8,007
Accounts payable and accrued expenses	24,778	20,739	27,566
Total Liabilities	3,705,962	3,531,589	3,623,041

Stockholders' Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2015 – -0- shares; December 2014 and September 2015 – 57,943 shares	—	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2015 – 13,887,932 shares; December 2014 – 13,754,806 shares; September 2015 – 13,861,037 shares	139	138	139
Additional paid-in capital	24,371	22,345	24,136
Retained earnings	368,053	332,283	359,224
Accumulated other comprehensive gain	5,664	7,036	6,155
Total Stockholders' Equity	398,227	419,745	447,597

Total Liabilities and Stockholders' Equity	$4,104,189	$3,951,334	$4,070,638

(1)
At December 31, 2015, December 31, 2014 and September 30, 2015, includes loans, net of discounts, totaling $236.1 million, $286.6 million, and $249.5 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of December 31, 2015, December 31, 2014 and September 30, 2015, also includes $16.2 million, $26.9 million and $18.9 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  As of December 31, 2015, December 31, 2014 and September 30, 2015, also includes $17.1 million, $23.1 million and $17.8 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of December 31, 2015, December 31, 2014 and September 30, 2015, includes $93.4 million, $122.0 million and $100.3 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction on June 20, 2014, which are not covered by an FDIC loss sharing agreement.

(2)
At December 31, 2015, December 31, 2014 and September 30, 2015, includes foreclosed assets, net of discounts, totaling $1.8 million, $5.6 million and $2.5 million, respectively, which are subject to FDIC support through loss sharing agreements. At December 31, 2015, December 31, 2014 and September 30, 2015, includes $460,000, $879,000 and $478,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  At December 31, 2015, December 31, 2014 and September 30, 2015, includes $995,000, $778,000 and $1.1 million, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at December 31, 2015, December 31, 2014 and September 30, 2015, includes $1.2 million, $2.9 million and $1.6 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015
Interest Income
Loans	$43,241	$46,901	$177,240	$172,569	$44,103
Investment securities and other	1,715	2,176	7,111	10,793	1,652
	44,956	49,077	184,351	183,362	45,755
Interest Expense
Deposits	3,717	2,928	13,511	11,225	3,500
Federal Home Loan Bank advances	376	464	1,707	2,910	468
Short-term borrowings and repurchase agreements	14	17	65	1,099	14
Subordinated debentures issued to capital trust	154	149	714	567	248
	4,261	3,558	15,997	15,801	4,230

Net Interest Income	40,695	45,519	168,354	167,561	41,525
Provision for Loan Losses	1,216	52	5,519	4,151	1,703
Net Interest Income After Provision for Loan Losses	39,479	45,467	162,835	163,410	39,822

Noninterest Income
Commissions	155	253	1,136	1,163	400
Service charges and ATM fees	5,008	5,011	19,841	19,075	5,162
Net gains on loan sales	810	1,433	3,888	4,133	1,079
Net realized gains on sales of available-for-sale securities	—	1,176	2	2,139	2
Late charges and fees on loans	647	573	2,129	1,400	371
Net change in interest rate swap fair value	69	(122)	(43)	(345)	(133)
Initial gain recognized on business acquisition	—	—	—	10,805	—
Accretion (amortization) of income related to business acquisitions	(2,965)	(7,807)	(18,345)	(27,868)	(3,326)
Other income	1,335	880	4,973	4,229	1,565
	5,059	1,397	13,581	14,731	5,120

Noninterest Expense
Salaries and employee benefits	14,421	14,661	58,682	56,032	15,078
Net occupancy expense	6,270	6,755	25,985	23,541	7,546
Postage	943	1,006	3,787	3,578	1,042
Insurance	894	1,018	3,566	3,837	837
Advertising	590	713	2,317	2,404	545
Office supplies and printing	290	414	1,333	1,464	328
Telephone	898	755	3,235	2,866	806
Legal, audit and other professional fees	839	727	2,713	3,957	586
Expense on foreclosed assets	1,207	2,462	2,526	5,636	616
Partnership tax credit	420	420	1,680	1,720	420
Other operating expenses	2,372	2,238	8,526	15,824	2,210
	29,144	31,169	114,350	120,859	30,014

Income Before Income Taxes	15,394	15,695	62,066	57,282	14,928
Provision for Income Taxes	3,744	3,628	15,564	13,753	3,732
Net Income	11,650	12,067	46,502	43,529	11,196

Preferred Stock Dividends	119	145	554	579	145

Net Income Available to Common Shareholders	$11,531	$11,922	$45,948	$42,950	$11,051

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015
Earnings Per Common Share
Basic	$0.83	$0.87	$3.33	$3.14	$0.80
Diluted	$0.82	$0.86	$3.28	$3.10	$0.79

Dividends Declared Per Common Share	$0.22	$0.20	$0.86	$0.80	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.3 million and $976,000 for the three months ended December 31, 2015, and 2014, respectively.  Fees included in interest income were $4.4 million and $3.2 million for the year ended December 31, 2015, and 2014, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2015(1)	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.38%	$453,446	$7,482	6.55%	$474,080	$10,634	8.90%
Other residential	4.27	424,152	5,220	4.88	399,037	5,256	5.23
Commercial real estate	4.29	1,100,384	12,751	4.60	972,189	11,873	4.85
Construction	3.65	368,562	4,185	4.51	320,617	4,547	5.63
Commercial business	4.44	317,933	4,570	5.70	321,898	6,088	7.50
Other loans	5.24	620,660	8,461	5.41	491,579	7,857	6.34
Industrial revenue bonds	5.25	40,799	572	5.57	45,691	646	5.61

Total loans receivable	4.56	3,325,936	43,241	5.16	3,025,091	46,901	6.15

Investment securities	3.09	279,562	1,632	2.32	395,337	2,100	2.11
Other interest-earning assets	0.25	111,673	83	0.29	136,578	76	0.22

Total interest-earning assets	4.34	3,717,171	44,956	4.80	3,557,006	49,077	5.47
Non-interest-earning assets:
Cash and cash equivalents		106,352			104,864
Other non-earning assets		232,939			255,510
Total assets		$4,056,462			$3,917,380

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.24	$1,408,673	864	0.24	$1,404,367	725	0.20
Time deposits	0.85	1,308,754	2,853	0.86	1,110,277	2,203	0.79
Total deposits	0.53	2,717,427	3,717	0.54	2,514,644	2,928	0.46
Short-term borrowings and repurchase agreements	0.04	142,201	14	0.04	186,120	17	0.04
Subordinated debentures issued to capital trust	1.93	25,774	154	2.37	30,929	149	1.91
FHLB advances	0.76	142,870	376	1.04	210,803	464	0.87

Total interest-bearing liabilities	0.54	3,028,272	4,261	0.56	2,942,496	3,558	0.48
Non-interest-bearing liabilities:
Demand deposits		552,531			528,297
Other liabilities		31,569			29,252
Total liabilities		3,612,372			3,500,045
Stockholders' equity		444,090			417,335
Total liabilities and stockholders' equity		$4,056,462			$3,917,380

Net interest income:
Interest rate spread	3.80%		$40,695	4.24%		$45,519	4.99%
Net interest margin*				4.34%			5.08%
Average interest-earning assets to average interest-bearing liabilities		122.7%			120.9%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield on loans at December 31, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended December 31, 2015.

	December 31, 2015(1)	Year Ended December 31, 2015			Year Ended December 31, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.38%	$459,378	$34,653	7.54%	$480,827	$41,343	8.60%
Other residential	4.27	423,476	21,236	5.01	375,754	21,268	5.66
Commercial real estate	4.29	1,071,765	50,952	4.75	920,340	47,724	5.19
Construction	3.65	340,666	15,538	4.56	259,993	13,330	5.13
Commercial business	4.44	328,319	19,137	5.83	296,318	17,722	5.98
Other loans	5.24	569,873	33,377	5.86	404,375	28,593	7.07
Industrial revenue bonds	5.25	42,310	2,347	5.55	46,499	2,589	5.57

Total loans receivable	4.56	3,235,787	177,240	5.48	2,784,106	172,569	6.20

Investment securities	3.09	330,328	6,797	2.06	495,155	10,467	2.11
Other interest-earning assets	0.25	152,720	314	0.21	185,072	326	0.18

Total interest-earning assets	4.34	3,718,835	184,351	4.96	3,464,333	183,362	5.29
Non-interest-earning assets:
Cash and cash equivalents		106,326			96,665
Other non-earning assets		242,238			263,495
Total assets		$4,067,399			$3,824,493

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.24	$1,404,489	2,858	0.20	$1,429,893	3,088	0.22
Time deposits	0.85	1,257,059	10,653	0.85	1,042,563	8,137	0.78
Total deposits	0.53	2,661,548	13,511	0.51	2,472,456	11,225	0.45
Short-term borrowings and repurchase agreements	0.04	192,055	65	0.03	188,906	1,099	0.58
Subordinated debentures issued to capital trust	1.93	28,754	714	2.48	30,929	567	1.83
FHLB advances	0.76	175,873	1,707	0.97	171,997	2,910	1.69

Total interest-bearing liabilities	0.54	3,058,230	15,997	0.52	2,864,288	15,801	0.55
Non-interest-bearing liabilities:
Demand deposits		541,714			535,132
Other liabilities		28,772			22,403
Total liabilities		3,628,716			3,421,823
Stockholders' equity		438,683			402,670
Total liabilities and stockholders' equity		$4,067,399			$3,824,493

Net interest income:
Interest rate spread	3.80%		$168,354	4.44%		$167,561	4.74%
Net interest margin*				4.53%			4.84%
Average interest-earning assets to average interest-bearing liabilities		121.6%			120.9%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at December 31, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the year ended December 31, 2015.